AT AN IAS TERM **Part 48** of the Supreme Court of the State of New York, held in and for the County of New York at the Courthouse located at 60 Centre Street, New York, New York on the 2__ day of April 2009

PRESENT: Hon. Marylin G. Diamond, J.S.C.

BLUEWATER PARTNERS, S.A.,
IAB ISLAND VENTURES, S.A.,
CAT BROKERAGE AG, and
DAVID LILLICO,

Petitioners,

-against-

CLEARVIEW ACQUISITIONS, INC.,

Respondent.

Index No. 116892/08

NYS SUPREME COURT
2009
MOTION SUPPORT OFFICE

ORDER AND JUDGMENT

Petitioners Bluewater Partners, S.A. ("Bluewater"), IAB Island Ventures, S.A. ("IAB"), CAT Brokerage AG ("CAT"), and David Lillico ("Lillico") (collectively "Petitioners"), having brought this proceeding by Notice of Petition dated December 17, 2008; Petition dated December 15, 2008, with exhibit thereto; supporting affidavit of Myron Gushlak (as Managing Director of Bluewater), sworn to on December 11, 2008; supporting affidavit of Tatiana Mikitchuk (as Chief Executive Officer, Treasurer and Sole Director of respondent Clearview Acquisitions, Inc.), sworn to on December 12, 2008, with exhibits thereto; and Statement of Petitioners (as supplemental memorandum of law), dated January 15, 2009;

WHEREAS the Petition is based on a Settlement Agreement and Release (collectively, "Settlement Agreement") dated December 12, 2008, between the Petitioners on the one hand and

Clearview Acquisitions, Inc. as respondent ("Respondent") on the other hand, which Settlement Agreement is attached as exhibit to the Petition; and

WHEREAS the Petition seeks an order approving the Settlement Agreement (Petitioner ¶ 19) and finding that the terms and conditions of an issuance pursuant to the Settlement Agreement of 11,000,000 shares of Respondent's common stock to Petitioners are fair to the Petitioners within the meaning of Section 3(a)(10) of the Securities Act of 1933 (as amended), 15 U.S.C. § 77c(10) (the "Act"); and

WHEREAS the Petition and supporting papers allege that the Settlement Agreement resolves a dispute among the Petitioners on the one hand, and Respondent on the other hand, relating to six promissory notes (the "Promissory Notes") in the aggregate principal amount of $99,876.00 (plus interest) issued to Bluewater that have become due and payable by Respondent but remain unpaid except for a $4,000.00 payment from Respondent to Bluewater, leaving an aggregate principal amount due of $95,876.00 (plus interest) (Petition ¶¶ 2, 9-10 & 16; Gushlak Aff. ¶¶ 4-5); that portions of the Promissory Notes have been assigned by Bluewater to IAB in the principal amount of $21,787.73, CAT in the principal amount of $21,787.73, and Lillico in the principal amount of $26,147.27 (Petition ¶ 12; Gushlak Aff. ¶ 6); that Respondent acknowledges that it does not have sufficient funds or ability to satisfy the Promissory Notes (Petition ¶ 14; Mikitchuk Aff. ¶¶ 3-5); that shares of Respondent's common stock are qualified for listing on the Over-the-Counter Bulletin Board, but trading in its securities is nominal and the trading volume illiquid (Petition ¶ 7; Mikitchuk Aff. ¶¶ 6-7); that Respondent has 54,280,075 shares of its common stock issued and outstanding (Mikitchuk Aff. ¶ 1); that Respondent has recently raised approximately $22,600 from the sale of approximately 19,000,000 shares of its common stock to private investors (an average price of approximately $0.0012 per share)

(Mikitchuk Aff. ¶ 5); that the only current means for Respondent to satisfy the Promissory Notes and avoid bankruptcy is through the issuance of authorized but unregistered shares of Respondent's common stock to Petitioners, pursuant to Section 3(a)(10) of the Act, as being securities exempt from registration under the Act (Petition ¶ 15; Mikitchuk Aff. ¶ 5); that by the Settlement Agreement the parties have agreed to resolve Petitioners' claims against Respondent by the issuance and delivery to Petitioners of 11,000,000 shares of Respondent's common stock (par value $.0001 per share), allocated 3,000,000 shares to Bluewater, 3,000,000 shares to Lillico, 2,500,000 shares to IAB, and 2,500,000 shares to CAT (the "Settlement Shares") (Petition ¶ 18; Gushlak Aff. ¶ 7); that courts have considered as factors "relevant to a full and fair assessment" of a proposed settlement under Section 3(a)(10) of the Act the complexity, expense, and likely duration of the litigation; the reaction of those directly affected by the settlement; the experience of counsel; the seriousness of the bargaining; the stage of the proceedings and amount of the discovery completed; the risks of establishing liability; the risks of establishing damages; the risks of maintaining the litigation through the trial; the ability of the defendants to withstand a greater judgment; the range of reasonableness of the settlement in light of the best possible recovery; the range of reasonableness of the settlement to a possible recovery in light of all the attendant risks of litigation; and public policy favoring settlement (Petition ¶ 15); and that the terms and conditions of the issuance of the 11,000,000 shares of Respondent's common stock to Petitioners are fair to the Petitioners (so as to qualify as securities exempt from registration under the Act) (Petition ¶ 15); and

The Court having considered the submissions in lieu of a hearing; and due deliberation having been had thereon; and the Court having issued an order dated March 24, 2009 (motion

sequence #1), granting the Petition without opposition, and directing Petitioner to settle judgment;

IT IS HEREBY ADJUDGED that the Petition is granted; and the Settlement Agreement (as herein defined) is approved as fair to the Petitioners (within the meaning of Section 3(a)(10) of the Act); and that the terms and conditions of the issuance of the Settlement Shares (as herein defined) in exchange for the release of certain claims as set forth in the Settlement Agreement are fair to the Petitioners.

ENTER:

MGD

~~Justice of the Supreme Court~~

JSC MARYLIN G. DIAMOND

bg3533

Norman Goodman

FILED

MAY - 1 2009

NEW YORK
COUNTY CLERK'S OFFICE

☐ DO NOT POST

Index No. 116892 *Year* 2008

SUPREME COURT OF THE STATE OF NEW YORK
COUNTY OF NEW YORK

BLUEWATER PARTNERS, S.A.,
IAB ISLAND VENTURES, S.A.,
CAT BROKERAGE AG, and
DAVID LILLICO,

Petitioners,

-against-

CLEARVIEW ACQUISITIONS, INC.,

Respondent.

FILED
MAY - 1 2009
9:21 AM
CO. CLKS OFFICE

JUDGMENT

GUSRAE, KAPLAN, BRUNO & NUSBAUM PLLC
Attorneys for Petitioners

120 WALL STREET
NEW YORK, N. Y. 10005
(212) 269-1400

Pursuant to 22 NYCRR 130-1.1-a, the undersigned, an attorney admitted to practice in the courts of New York State, certifies that, upon information and belief and reasonable inquiry, (1) the contentions contained in the annexed document are not frivolous and that (2) if the annexed document is an initiating pleading, (i) the matter was not obtained through illegal conduct, or that if it was, the attorney or other persons responsible for the illegal conduct are not participating in the matter or sharing in any fee earned therefrom and that (ii) if the matter involves potential claims for personal injury or wrongful death, the matter was not obtained in violation of 22 NYCRR 1200.41-a.

Dated: .... Signature ....

Print Signer's Name ....

Service of a copy of the within *is hereby admitted.*

Dated:

Attorney(s) for

PLEASE TAKE NOTICE

Check Applicable Box

☐ NOTICE OF ENTRY — *that the within is a (certified) true copy of a entered in the office of the clerk of the within-named Court on* *20*

☐ NOTICE OF SETTLEMENT — *that an Order of which the within is a true copy will be presented for settlement to the Hon. , one of the judges of the within-named Court, at on 20 , at M.*

Dated:

GUSRAE, KAPLAN, BRUNO & NUSBAUM PLLC
Attorneys for

120 WALL STREET
NEW YORK, N. Y. 10005

To: